Exhibit 99.1

For Immediate Release	Contacts:
	Julie Duffy	Debbie Hancock
	(News Media)	(Investor Relations)
	401-727-5931	401-727-5401

Hasbro Announces Decision Issued in Licensor Arbitration

Pawtucket, RI, October 31, 2013 -- Hasbro, Inc. (NASDAQ:HAS) today announced a decision has been issued in an arbitration between the Company and one of its licensors.

Hasbro previously disclosed that an inventor had brought claims against the Company based on two license agreements between the parties. One license agreement related to certain products included in Hasbro's SUPER SOAKER product line. The other agreement related to certain products included in Hasbro's NERF product line. The inventor licensor, Johnson Research, claimed that the license agreements required the payment of royalties by the Company on a significantly greater number of products in each of those respective product lines than the Company believed was the case.

The claims related to the NERF products were pursued by the licensor in binding arbitration in Atlanta, Georgia, as was required by the license. The licensor made a demand for arbitration in February of 2013, seeking damages related to claimed non-payment of royalties on certain NERF products for the years 2007 through 2012.  The licensor's claims related to the SUPER SOAKER products are not subject to binding arbitration and are the subject of a separate complaint filed by the inventor in February of 2013 in the United States District Court for the Northern District of Georgia.

The arbitration hearing with respect to the NERF claims took place in August of 2013. Late on the afternoon of October 29, 2013, the arbitrator issued his ruling in the NERF arbitration.  The arbitrator awarded a total of $72,932,686, including damages, interest, fees and expenses, to the licensor.  Hasbro strongly disagrees with the arbitrator's ruling and is considering all possible appeals and challenges to the award.

In accordance with applicable accounting requirements, the Company anticipates taking an additional charge to its earnings for the fiscal quarter ended September 29, 2013 in connection with this ruling.   The Company is currently assessing the impact of this to the third quarter results and it will be reflected in its Form 10-Q for the period ended September 29, 2013.

About Hasbro, Inc.

Hasbro (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2013 Hasbro, Inc. All Rights Reserved.

HAS-IR

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding our current expectations with respect to the potential impact to the Company's third quarter 2013 earnings per share of the arbitrator's award, as well as statements with respect to future actions that may be taken to challenge the award. Words such as "expects," "projects," "forecasted," "will," and variations of such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to determination as to the final accounting treatment for the recent arbitration award. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

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